Exhibit 99.1

News Release

For Immediate Release

JACKSON HEWITT REPORTS

THIRD QUARTER FISCAL 2007 RESULTS

Total Revenues Increased by 20% to $114.4 million

Diluted Earnings per Share Increased by 20% to $0.83

(includes $0.03 per share litigation-related charge)

Fiscal Year 2007 Diluted Earnings per Share

Expected to Grow by 18%-24% to $1.87-$1.97

(includes $0.03 per share litigation-related charge)

PARSIPPANY, NJ – February 28, 2007 – Jackson Hewitt Tax Service Inc. (NYSE: JTX) today reported financial results for the three and nine month periods ended January 31, 2007 and provided earnings expectations for the full fiscal year. Jackson Hewitt reported a 20% increase in both total revenues and diluted earnings per share for the third quarter.

Total revenues in the third quarter were $114.4 million, as compared to $95.2 million in the same period last year, primarily as a result of an increase in financial product fees and an increase in average revenues per tax return. Net income for the quarter was $27.5 million ($0.83 per diluted share) as compared to $24.5 million ($0.69 per diluted share) in the same period last year. Diluted earnings per share in the current quarter would have been $0.86, excluding $0.03 per diluted share of litigation-related costs, and diluted earnings per share in the prior year period would have been $0.75, excluding $0.06 per diluted share of litigation-related costs.

The Company ended the quarter with over 6,500 offices preparing a total of 1.4 million tax returns for the first nine months of the current fiscal year, a comparable number of tax returns to the prior year period. The slow start to the tax season, however, more than offset the benefit of an additional day at the end of the quarter as compared to the same period in the prior year.

“We and our franchisees are well-positioned to respond to this year’s industry-wide late start to the tax season and to the ongoing shift in customers to later in the filing season,” said Michael Lister, Chairman and Chief Executive Officer. “We anticipate once again reporting strong double-digit earnings per share growth for the year and returning over 100% of net income to shareholders in the form of dividends and share repurchases.”

The Company experienced customer growth of 76% this year in its Year-End Tax Planner/Holiday Express Loan Program and customer growth of 14% in its Pre-File Money Now Loan program, with both products contributing to retention among existing customers. Total expenses for the quarter increased by $12.7 million, or 24%, as compared to the same period last year. Marketing and advertising expenses grew by $8.2 million, with anticipated

3 Sylvan Way, Parsippany, New Jersey 07054 Phone: 973.630.0821 Fax: 973.630.0812

www.jacksonhewitt.com

growth in full year revenues. Cost of company-owned operations increased by $4.3 million, or 29%, due primarily to increased labor and facilities expenses incurred to support the new offices opened during the past year and to support customer demand.

For the nine months ended January 31, 2007, total revenues were $126.5 million as compared to $110.3 million in the same period last year. Net loss for the nine months was $0.6 million ($0.02 per share) as compared to break-even in the prior year.

Outlook

The Company projects that for the fiscal year ending April 30, 2007 total revenues will be $290 to $295 million; diluted earnings per share will be $1.87 to $1.97 (including $0.03 per diluted share from litigation-related costs); late-season tax return growth will be 8 to 12%; full-year tax return growth will be 1 to 3%; and average revenues per tax return growth will be 6 to 7%. Excluding the impact of the litigation-related costs, diluted earnings per share is expected to be $1.90 to $2.00.

Franchise Operations

Total revenues in the third quarter increased by $15.1 million, or 23%, to $80.2 million. Royalty and marketing and advertising revenues increased by $3.8 million, or 9%, primarily as a result of a 9% increase in average revenues per tax return.

Financial product fees increased by $12.8 million, or 75%, due to the increase in financial products facilitated and the change in the agreements under which the Company earns financial product fees as compared to the same period in the prior year (as such agreements were not executed until the fourth quarter of the prior year). The number of financial products facilitated by franchisees and company-owned offices increased by 7% during the quarter to 1.4 million as a result of higher financial product attachment rates. Other financial product revenues related to refund anticipation loans were eliminated under the agreements executed in the fourth quarter of the prior year.

For the quarter, the Company sold 32 territories and for the first nine months, the Company sold 183 territories, as compared to 41 and 174, respectively in the comparable prior year periods. The Company sells territories throughout the year and continues to expect to sell approximately 200 territories during the current fiscal year.

Total expenses increased during the quarter by $9.4 million, or 38%, as compared to the same period last year, largely due to an increase of $7.9 million, or 54%, in marketing and advertising costs. Income before income taxes increased by $5.7 million, or 14%, to $46.7 million in the third quarter as compared to the same period last year.

Total revenues for the nine month period were $91.4 million as compared to $79.4 million for the same period last year, an increase of 15%. Income before income taxes decreased 1% to $29.8 million.

Company-Owned Office Operations

Service revenues in the third quarter increased 14% to $34.2 million, as compared to $30.0 million in the same period last year, driven largely by an 11% increase in average revenues per tax return and a 3% increase in the number of tax returns prepared as compared to the prior year period.

Cost of operations increased by $4.3 million, or 29%, due to new store expansion and higher labor costs to staff the new stores and to meet customer demand in November and December. Income before income taxes for the quarter was $10.9 million as compared to $11.5 million in the prior year period.

Service revenues for the nine month period were $35.1 million as compared to $30.9 million for the same period last year, an increase of 14%. For the nine month period, loss before income taxes was $2.7 million as compared to income of $0.05 million in the prior year period.

Corporate and Other

Loss before income taxes declined by $0.5 million in the third quarter. Interest expense increased by $0.8 million primarily as a result of borrowing to fund the Company’s share repurchase programs. Stock-based compensation costs increased by $0.3 million, due to expense related to the stock option grants made in the first quarter of the current fiscal year. Total expenses included $1.9 million of litigation-related costs in the current period and $3.5 million in the prior year period.

Loss before income taxes declined by $2.0 million in the nine month period. Total expenses in the prior year period included a $2.7 million pre-tax, non-cash charge related to the refinancing of the Company’s debt.

Capital Structure

The Company repurchased $24.9 million of stock (0.7 million shares) during the third quarter, $104.5 million of stock (3.2 million shares) during the first nine months of the current fiscal year and a total of $165.9 million of stock (5.7 million shares) since its IPO in 2004.

As of January 31, there was approximately $170 million available under the current share repurchase program and nearly $200 million of available capacity under the Company’s revolving credit facility.

Conference Call

Michael Lister, Chairman and Chief Executive Officer, and Mark Heimbouch, Chief Financial Officer, will host a live webcast over the internet today, Wednesday, February 28, 2007 at 11:00 a.m. Eastern Time. Please visit the investor relations tab of the Company’s website, www.jacksonhewitt.com, at least 10 minutes prior to the beginning of the call in order to access the webcast.

About Jackson Hewitt Tax Service Inc.

Jackson Hewitt Tax Service Inc. (NYSE: JTX), with over 6,500 franchised and company-owned offices throughout the United States during the 2007 tax season, is an industry leader providing full service individual federal and state income tax preparation. Most offices are independently owned and operated. The Company is based in Parsippany, New Jersey. More information may be obtained at www.jacksonhewitt.com. To locate the Jackson Hewitt Tax Service® office nearest to you, call 1-800-234-1040.

This press release contains statements including, without limitation, those statements relating to the outlook for the Company’s total revenues, diluted earnings per share, tax return growth, average revenues per tax return growth, territory sales, dividends and share repurchases, that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because these forward looking statements involve risks and uncertainties, actual results may differ materially from those expressed or implied in the forward-looking statements due to a number of factors, including but not limited to: the Company’s ability to achieve the same level of growth in revenues and profits that it has in the past; the Company’s ability to maintain its quarterly dividend at the current level; government initiatives that simplify tax return preparation, improvements in the timing and efficiency of processing tax returns or a decrease in the number of tax returns filed or the size of tax refunds; government legislation and regulation of the industry and products and services, including refund anticipation loans; the success of the Company’s franchise operations; changes in the Company’s relationship with financial product providers and retailers; the Company’s compliance with revolving credit facility covenants; the Company’s exposure to litigation; the seasonality of the Company’s business and its effect on the stock price; and the effect of market conditions within the tax return preparation industry.

Additional information concerning these and other risks that could impact the Company’s business can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2006 and other public filings with the Securities and Exchange Commission (“SEC”). Copies are available from the SEC or the Company’s website. The Company assumes no obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements.

Contacts:

Investor Relations:	Media Relations:
David Kraut	Sheila Cort
Vice President,	Vice President,
Treasury and Investor Relations	Corporate Communications
973-630-0821	973-630-0680

# # #

JACKSON HEWITT TAX SERVICE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2007	2006	2007	2006
Revenues
Franchise operations revenues:
Royalty	$32,017	$29,262	$33,359	$30,589
Marketing and advertising	14,338	13,318	14,934	13,930
Financial product fees (a)	30,019	17,197	34,506	21,179
Other financial product revenues (a)	—	1,409	—	5,518
Other	3,833	3,938	8,565	8,199
Service revenues from company-owned office operations	34,239	30,031	35,098	30,873

Total revenues	114,446	95,155	126,462	110,288

Expenses
Cost of franchise operations	8,220	6,800	24,173	21,303
Marketing and advertising	25,030	16,787	31,327	22,642
Cost of company-owned office operations	19,264	14,921	29,963	24,064
Selling, general and administrative	10,018	11,576	26,822	26,696
Depreciation and amortization	3,134	2,859	9,100	8,242

Total expenses	65,666	52,943	121,385	102,947

Income from operations	48,780	42,212	5,077	7,341
Other income/(expense):
Interest income	639	508	1,305	1,433
Interest expense	(3,576)	(2,747)	(7,308)	(6,664)
Write-off of deferred financing costs	—	—	(108)	(2,677)
Other	—	304	—	520

Income (loss) before income taxes	45,843	40,277	(1,034)	(47)
Provision for (benefit from) income taxes	18,305	15,810	(413)	(19)

Net income (loss)	$27,538	$24,467	$(621)	$(28)

Earnings (loss) per share:
Basic	$0.84	$0.69	$(0.02)	$—

Diluted	$0.83	$0.69	$(0.02)	$—

Dividends declared per share:
Basic	$0.12	$0.08	$0.36	$0.24

Diluted	$0.12	$0.08	$0.36	$0.24

Weighted average shares outstanding:
Basic	32,614	35,286	33,710	36,307

Diluted	33,235	35,678	33,710	36,307

Note to Consolidated Statements of Operations:

(a)	Under the financial product agreements that were executed in the fourth quarter last year, the Company no longer earns other financial product revenues on refund anticipation loans facilitated by its network. The Company now earns financial product fees under such agreements during the tax season in the third and fourth fiscal quarters.

JACKSON HEWITT TAX SERVICE INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	As of	As of
	January 31, 2007	April 30, 2006
Assets
Current assets:
Cash and cash equivalents	$19,059	$15,150
Accounts receivable, net of allowance for doubtful accounts of $2,918 and $1,168, respectively	65,073	20,184
Notes receivable, net	5,777	4,830
Prepaid expenses and other	12,479	8,755
Deferred income taxes	3,049	4,583

Total current assets	105,437	53,502

Property and equipment, net	36,785	35,808
Goodwill	395,598	392,700
Other intangible assets, net	85,434	86,085
Notes receivable, net	10,142	3,453
Other non-current assets, net	16,768	16,534

Total assets	$650,164	$588,082

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$43,814	$44,001
Income taxes payable	22,389	47,974
Deferred revenues	9,447	9,304

Total current liabilities	75,650	101,279

Long-term debt	253,000	50,000
Deferred income taxes	34,799	36,526
Other non-current liabilities	9,336	12,354

Total liabilities	372,785	200,159

Stockholders’ equity:
Common stock, par value $0.01; Authorized: 200,000,000 shares; Issued: 38,018,980 and 37,843,898 shares, respectively	380	378

Additional paid-in capital	357,375	350,526
Retained earnings	84,783	97,413
Accumulated other comprehensive income	709	933
Less: Treasury stock, at cost: 5,706,656 and 2,538,197 shares, respectively	(165,868)	(61,327)

Total stockholders’ equity	277,379	387,923

Total liabilities and stockholders’ equity	$650,164	$588,082

JACKSON HEWITT TAX SERVICE INC.

FRANCHISE RESULTS OF OPERATIONS

(Unaudited)

(In thousands)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2007	2006	2007	2006
Revenues
Royalty	$32,017	$29,262	$33,359	$30,589
Marketing and advertising	14,338	13,318	14,934	13,930
Financial product fees (a)	30,019	17,197	34,506	21,179
Other financial product revenues (a)	—	1,409	—	5,518
Other	3,833	3,938	8,565	8,199

Total revenues	80,207	65,124	91,364	79,415

Expenses
Cost of operations	8,220	6,800	24,173	21,303
Marketing and advertising	22,357	14,485	28,092	19,758
Selling, general and administrative	1,025	1,114	3,274	2,953
Depreciation and amortization	2,443	2,204	6,974	6,251

Total expenses	34,045	24,603	62,513	50,265

Income from operations	46,162	40,521	28,851	29,150
Other income/(expense):
Interest income	559	474	991	929

Income before income taxes	$46,721	$40,995	$29,842	$30,079

Note to Franchise Results of Operations:

(a)	Under the financial product agreements that were executed in the fourth quarter last year, the Company no longer earns other financial product revenues on refund anticipation loans facilitated by its network. The Company now earns financial product fees under such agreements during the tax season in the third and fourth fiscal quarters.

JACKSON HEWITT TAX SERVICE INC.

COMPANY-OWNED OFFICE RESULTS OF OPERATIONS

(Unaudited)

(In thousands)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2007	2006	2007	2006
Revenues
Service revenues from operations	$34,239	$30,031	$35,098	$30,873

Expenses
Cost of operations	19,264	14,921	29,963	24,064
Marketing and advertising	2,673	2,302	3,235	2,884
Selling, general and administrative	758	923	2,483	2,409
Depreciation and amortization	691	655	2,126	1,991

Total expenses	23,386	18,801	37,807	31,348

Income (loss) from operations	10,853	11,230	(2,709)	(475)
Other income/(expense):
Other	—	304	—	520

Income (loss) before income taxes	$10,853	$11,534	$(2,709)	$45

JACKSON HEWITT TAX SERVICE INC.

CORPORATE AND OTHER

(Unaudited)

(In thousands)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2007	2006	2007	2006
Expenses (a)
General and administrative	$5,289	$5,273	$16,127	$15,792
Stock-based compensation	1,073	766	3,065	2,042
Litigation related costs	1,873	3,500	1,873	3,500

Total expenses	8,235	9,539	21,065	21,334

Loss from operations	(8,235)	(9,539)	(21,065)	(21,334)
Other income/(expense):
Interest income	80	34	314	504
Interest expense	(3,576)	(2,747)	(7,308)	(6,664)
Write-off of deferred financing costs	—	—	(108)	(2,677)

Loss before income taxes	$(11,731)	$(12,252)	$(28,167)	$(30,171)

Note to Corporate and Other:

(a)	Included in selling, general and administrative in the Consolidated Statements of Operations.

JACKSON HEWITT TAX SERVICE INC.

SELECTED KEY OPERATING STATISTICS

(Unaudited)

Operating Statistics:
	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2007	2006	2007	2006
Offices:
Franchise operations	5,802	5,366	5,802	5,366
Company-owned office operations	724	647	724	647

Total offices - system	6,526	6,013	6,526	6,013

Tax returns prepared (in thousands):
Franchise operations	1,174	1,193	1,237	1,249
Company-owned office operations	154	150	158	154

Total tax returns prepared - system	1,328	1,343	1,395	1,403

Average revenues per tax return prepared:
Franchise operations (1)	$203.59	$186.02	$201.22	$185.85

Company-owned office operations (2)	$222.49	$200.29	$221.42	$200.51

Average revenues per tax return prepared - system	$205.78	$187.61	$203.51	$187.46

Financial products (in thousands) (3)	1,353	1,262	1,383	1,284

Average financial product fees per financial product (4)	$22.19	$13.63	$24.95	$16.50

Notes:

(1) Calculated as total revenues earned by the Company’s franchisees, which does not represent revenues earned by the Company, divided by the number of tax returns prepared by the Company’s franchisees (see calculation below). The Company earns royalty and marketing and advertising revenues, which represent a percentage of the revenues received by the Company’s franchisees.

(2) Calculated as tax preparation revenues and related fees earned by company-owned offices (as reflected in the Consolidated Statements of Operations) divided by the number of tax returns prepared by company-owned offices.

(3) Consists of refund anticipation loans, assisted refunds (formerly called accelerated check refunds and assisted direct deposits) and Gold Guarantee® products.

(4) Calculated as revenues earned from financial product fees (as reflected in the Consolidated Statements of Operations) divided by number of financial products. Average financial product fees per financial product in current periods reflect the impact of the agreements with the providers of the Company’s financial products executed in the fourth quarter last year.

Calculation of average revenues per tax return prepared in Franchise Operations:
	Three Months Ended		Nine Months Ended
	January 31,		January 31,
(dollars in thousands, except per tax return prepared data)	2007	2006	2007	2006
Total revenues earned by the Company’s franchisees (A)	$238,960	$221,965	$248,897	$232,113

Average royalty rate (B)	13.40%	13.18%	13.40%	13.18%
Marketing and advertising rate (C)	6.00%	6.00%	6.00%	6.00%

Combined royalty and marketing and advertising rate (B plus C)	19.40%	19.18%	19.40%	19.18%

Royalty revenues (A times B)	$32,017	$29,262	$33,359	$30,589
Marketing and advertising revenues (A times C)	14,338	13,318	14,934	13,930

Total royalty and marketing and advertising revenues	$46,355	$42,580	$48,293	$44,519

Number of tax returns prepared by the Company’s franchisees (D)	1,174	1,193	1,237	1,249

Average revenues per tax return prepared by the Company’s franchisees (A divided by D)	$203.59	$186.02	$201.22	$185.85

Amounts may not recalculate precisely due to rounding differences.